EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TheStreet.com, Inc. on Form S-8 (File No. 333-145295) of our report dated March 10, 2009, except for the effects of the restatement as discussed in Note 16 to the consolidated financial statements which are dated February 3, 2010 (not presented herein) appearing under Item 8 of the Company’s 2008 Annual Report on Form 10-K/A (Amendment No. 1), with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedule of TheStreet.com, Inc. as of December 31, 2008 and for each of the years in the two-year period ended December 31, 2008, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Marcum LLP
(Formerly Marcum & Kliegman LLP)
March 30, 2010
New York, New York